EXHIBIT 21

P&F INDUSTRIES, INC.

SUBSIDIARIES OF THE REGISTRANT

Continental Tool Group, Inc., a Delaware Corporation

Hy-Tech Machine, Inc., a Delaware Corporation

Florida Pneumatic Manufacturing Corporation, a Florida Corporation

D/b/a Universal Tool

D/b/a Pipemaster

D/b/a Berkley Tool

Countrywide Hardware, Inc., a Delaware Corporation

Nationwide Industries, Inc., a Florida Corporation

Pacific Stair Products, Inc., a Delaware Corporation

WILP Holdings, Inc., a Delaware Corporation

Woodmark International L.P., a Delaware Limited Partnership

Old Stairs Co. LLC, a Delaware Limited Liability Company

Embassy Industries, Inc., a New York Corporation

Green Manufacturing, Inc. a Delaware Corporation